Exhibit 99.1
HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
Financial Statements and Supplemental Schedule
As of and for the years ended December 31, 2007 and 2006
TABLE OF CONTENTS

Page
Audited Financial Statements

Report of Independent Registered Public Accounting Firm	5

Statements of Net Assets Available for Benefits, December 31, 2007 and 2006	6

Statements of Changes in Net Assets Available for Benefits For the Years Ended December 31, 2007 and 2006	7

Notes to Financial Statements	8

Supplemental Schedule

Schedule H, Line 4i — Schedule of Assets (Held at End of Year), December 31, 2007	13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Pension Review Committee of the Board of Directors of
Huntington Bancshares Incorporated and Plan Participants of the
Huntington Investment and Tax Savings Plan
Columbus, Ohio
We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2007 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2007 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/ Deloitte & Touche LLP

June 30, 2008

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
(Amounts in dollars)	2007	2006

ASSETS

Investments, at market value:
Huntington Bancshares Incorporated Common Stock	$97,330,482	$159,356,387

Mutual Funds	261,803,242	228,385,699

Participant Notes Receivable	51,892	92,383

Total Investments	359,185,616	387,834,469

Accrued dividends, interest receivable, and other assets	1,863,276	1,793,175

TOTAL ASSETS	361,048,892	389,627,644

LIABILITIES

Dividends payable to Plan participants	477,017	483,455

NET ASSETS AVAILABLE FOR BENEFITS	$360,571,875	$389,144,189

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
(Amounts in dollars)	2007	2006

ADDITIONS

Investment income:
Dividends on Huntington Bancshares
Incorporated Common Stock	$7,003,780	$6,981,518
Dividends on mutual funds	20,958,301	12,854,366
Interest	751,461	638,100

	28,713,542	20,473,984

Net (depreciation) appreciation in fair value of investments	(59,117,875)	9,510,061

Contributions:
Employees	28,250,433	29,396,101
Employer	12,787,560	10,128,765

	41,037,993	39,524,866

Total Additions	10,633,660	69,508,911

DEDUCTIONS

Benefit distributions and other withdrawals	39,205,974	38,707,974

Total Deductions	39,205,974	38,707,974

Net (decrease) increase in net assets available for benefits	(28,572,314)	30,800,937

Net assets available for benefits at beginning of year	389,144,189	358,343,252

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$360,571,875	$389,144,189

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2007
Note 1 — Description of the Plan
The Huntington Investment and Tax Savings Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978 to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan.
Amendments — From time to time, the Plan has been amended and restated. The current restatement is effective January 1, 1997, unless the restated document provides another effective date. A First Amendment to the Plan was adopted October 16, 2002, to bring the Plan into compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) and to effect other changes. EGTRRA changes were generally effective January 1, 2002.
Funding and Vesting — Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax contributions of up to 75% of their eligible compensation. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Participant and employer contributions are fully vested at all times.
Investment Options — Plan participants are permitted to direct pre-tax elective deferrals and employer matching contributions to any combination of 20 investment options, including Huntington common stock and a variety of investment funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend pre-tax elective deferrals pursuant to the terms set forth in the Plan document.
Risks and Uncertainties — The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.
Administration — The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code (the Code) and the provisions of ERISA, as amended.

Participants are charged a fixed amount for administration of the Plan. All other administrative fees are paid from the general assets of Huntington.
Contributions — Employee and Employer contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file at the time the contributions are allocated to the participants’ accounts. Plan assets consist of shares of Huntington common stock and mutual funds and are held by the trust division of The Huntington National Bank (the Plan Trustee), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.
Benefit Distributions and Other Withdrawals — A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.
Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.
Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 Employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of Employee pre-tax deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.
Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.
Participant Accounts — Each participant’s account is credited with the participant’s own contribution and an allocation of the Company’s contribution and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.
Plan Termination — Huntington intends to continue the Plan indefinitely for the benefit of its participants; however, it reserves the right to terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA.

Note 2 — Significant Accounting Policies
Basis of Presentation — The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States (GAAP).
Dividends and Interest Income — Dividends are recognized as of their ex-dividend date. Interest is recorded on an accrual basis when earned.
Valuation of Investments — Investments are accounted for at cost on the trade-date and are reported in the Statement of Net Assets Available for Benefits at fair value. The investment in Huntington common stock is valued using the year-end closing price as determined by NASDAQ. Mutual funds are stated at fair value as determined by quoted market prices, which represents the net asset value of shares held by the Plan at year end.
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.
Note 3 — Investments
The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2007	2006

Huntington Bancshares Incorporated Common Stock	$97,330,482	$159,356,387
Vanguard Institutional Index Fund	35,900,752	33,720,271
Vanguard Wellington Fund	35,257,379	31,773,995
T. Rowe Price Mid-Cap Growth Fund	34,930,175	28,961,221
American Funds Europacific Growth Fund	26,631,456	20,626,860
Huntington Money Market Fund	20,587,583	20,260,015
Huntington Situs Small Cap Fund	19,643,907	16,698,524
The Plan’s investments (including investments purchased, sold, and held during the year) (depreciated) / appreciated in carrying value for the years ended December 31 as follows:

	2007	2006

Huntington Bancshares Incorporated Common Stock	$(59,165,853)	$(808,256)
Mutual Funds	47,978	10,318,317

Net (depreciation) appreciation	$(59,117,875)	$9,510,061

Note 4 — Party-In-Interest Transactions
Certain plan investments are shares of mutual funds managed by Huntington Asset Advisors, Inc, a subsidiary of the Huntington National Bank and held by the Plan Trustee, and therefore, qualify as party-in-interest investments.
The following table lists the fair value of party-in-interest investments at December 31:

	2007	2006

Huntington Bancshares Incorporated Common Stock	$97,330,482	$159,356,387
Huntington Money Market Fund	20,587,853	20,260,015
Huntington Situs Small Cap Fund	19,643,907	16,698,524
Huntington Growth Fund	14,486,934	8,690,364
Huntington International Equity Fund	13,344,531	8,873,305
Huntington Income Equity Fund	10,615,513	9,950,945
Huntington New Economy Fund	9,964,979	11,820,523
Huntington Fixed Income Securities Fund	8,454,860	7,619,949
Huntington Dividend Capture Fund	6,418,534	6,832,350
Huntington Mid Corp America Fund	5,961,015	5,311,380
Huntington Rotating Markets Fund	5,364,544	3,747,601
Huntington Intermediate Government Income Fund	2,565,177	1,491,867
Huntington Macro 100 Fund	1,493,724	1,694,964
Huntington Short and Intermediate Fixed Income Fund	1,467,914	1,366,374
Costs and expenses paid by the Plan for administration totaled $278,777 for 2007 and $173,545 for 2006.
Note 5 — Income Taxes
The Plan obtained its latest determination letter dated December 13, 2002, in which the Internal Revenue Service stated the Plan, as then designed, was qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan has been amended since receiving the determination letter. However, Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.
Note 6 — Terminated Participants
There were no amounts included in net assets available for benefits allocated to individuals who have withdrawn from the Plan at December 31, 2007 and 2006.

Note 7 — Huntington Acquisitions
On March 1, 2006, Huntington completed its merger with Unizan Financial Corp. (Unizan). In preparation for the merger, Unizan terminated its defined contribution plan on February 28, 2006. In accordance with the Plan documentation, former Unizan associates employed by Huntington subsequent to the merger were allowed to rollover account proceeds and any existing participant loans. Amounts were not material to the Plan.
On December 20, 2006, Sky Financial Group Inc. (Sky Financial) announced that it had signed a definitive agreement to merge with Huntington. The merger subsequently closed on July 1, 2007. The day before the merger with Huntington, the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan (Sky Financial Plan) was terminated. In October 2007, a favorable determination letter application was filed with the Internal Revenue Service (IRS) with respect to the termination of the Sky Financial Plan. Former Sky Financial associates employed by Huntington subsequent to the merger, with a combined six months of service, were allowed to contribute to the Plan starting July 1, 2007. These contributions were not material to the Plan.

Huntington Investment and Tax Savings Plan
Schedule H, Line 4i — Schedule of Assets (Held At End of Year)
December 31, 2007

			EIN: 31-0724920
			Plan Number: 002

(a)	(b)	(c)	(d)	(e)
	Identity of Issuer, Borrower,	Description of investment including maturity date,
	Lessor or Similar Party	rate of interest, collateral, par, or maturity value	Cost	Fair Value

	Common Stock:
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated Common Stock — 6,594,205 shares	$106,173,021	$97,330,482

	Total Common Stock		106,173,021	97,330,482

	Mutual Funds:
	Vanguard Institutional Index Funds	Vanguard Institutional Index Fund — 267,636 shares	31,053,058	35,900,752
	Vanguard Wellington Fund	Vanguard Wellington Fund — 625,797 shares	33,767,935	35,257,379
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund — 605,691 shares	32,579,854	34,930,175
	Europacific Growth Fund	American Funds Europacific Growth Fund — 530,930 shares	24,256,889	26,631,456
*	The Huntington Funds	Huntington Money Market Fund — 20,587,853 shares	20,587,853	20,587,853
*	The Huntington Funds	Huntington Situs Small Cap Fund — 982,196 shares	20,047,320	19,643,907
*	The Huntington Funds	Huntington Growth Fund — 965,164 shares	13,646,593	14,486,934
*	The Huntington Funds	Huntington International Equity Fund — 905,741 shares	14,422,323	13,344,531
*	The Huntington Funds	Huntington Income Equity Fund — 303,832 shares	11,744,535	10,615,513
*	The Huntington Funds	Huntington New Economy Fund — 376,514 shares	11,782,923	9,964,979
*	The Huntington Funds	Huntington Fixed Income Securities Fund — 399,752 shares	8,348,913	8,454,860
*	The Huntington Funds	Huntington Dividend Capture Fund — 212,852 shares	7,286,657	6,418,534
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund — 617,626 shares	7,038,699	6,113,052
*	The Huntington Funds	Huntington Mid Corp America Fund — 365,482 shares	5,899,265	5,961,015
*	The Huntington Funds	Huntington Rotating Markets Fund — 393,583 shares	5,236,970	5,364,544
	The Managers Funds	Managers Special Equity Fund — 40,475 shares	3,395,525	2,600,943
*	The Huntington Funds	Huntington Intermediate Government Income Fund — 244,535 shares	2,505,594	2,565,177
*	The Huntington Funds	Huntington Macro 100 Fund — 148,629 shares	1,712,549	1,493,724
*	The Huntington Funds	Huntington Short and Intermediate Fixed Income Fund — 75,433 shares	1,452,339	1,467,914

	Total Mutual Funds		256,765,794	261,803,242

	Notes Receivable from Participants	$51,892 principal amount, interest rates of 6.25% — 9.50%; maturing in 2008-2011.	$51,892	$51,892

	Total Investments		$362,990,707	$359,185,616

*	Indicates party-in-interest to the Plan.